Exhibit 99.1

  Atlantic Coast Federal Corporation Declares Initial Cash Dividend;
                Sets Quarterly Rate At $0.05 Per Share

    WAYCROSS, Ga.--(BUSINESS WIRE)--March 30, 2005--Atlantic Coast Federal Corporation (NASDAQ/NM:ACFC), the holding company for Atlantic Coast Federal, today announced that its Board of Directors has declared an initial dividend payment of $0.05 per common share. The cash dividend will be paid on May 2, 2005, to stockholders of record as of April 15, 2005.
    "In connection with our public stock offering last October, we committed to the implementation of a dividend policy as a way of enhancing shareholder value," said Robert J. Larison, Jr., President and Chief Executive Officer of Atlantic Coast Federal Corporation, "so we are very pleased to announce today that our initial cash dividend is in process. We believe investors have begun to place greater emphasis on current income in making investment decisions, especially in light of recent tax law changes, and we are gratified that the Company's solid outlook has enabled us to put this program into action at this time."
    Atlantic Coast Federal Corporation is the holding company for Atlantic Coast Federal, a federally chartered and insured stock savings association that was organized in 1939 as a credit union to serve the employees of the Atlantic Coast Line Railroad. In November 2000, the credit union converted its charter from a federal credit union to a federal mutual savings association and, in January 2003, Atlantic Coast Federal Corporation was formed as the holding company. The Company completed its initial public stock offering in October 2004. Investors may obtain additional information about Atlantic Coast Federal Corporation on the Internet at www.acfederal.net, under the Investor Information section.

    Atlantic Coast Federal, with approximately $638 million in assets as of December 31, 2004, is a community-oriented financial institution. It serves southeastern Georgia and northeastern Florida through 13 offices, including a growing presence in the Jacksonville metropolitan area.

    This news release contains forward-looking statements within the meaning of the federal securities laws. Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements, identified by words such as "believe" and "outlook," involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends and changes in interest rates, increased competition, changes in consumer demand for financial services, the possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, and market disruptions and other effects of terrorist activities. The Company undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

    CONTACT: For Atlantic Coast Federal Corporation:
             Patrick J. Watson, 615-254-3376